	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Katie Pyra/Matt Steinberg
212-850-5600
ALAMO GROUP ANNOUNCES RECORD 2013 SECOND QUARTER
AND SIX MONTHS RESULTS

SEGUIN, Texas, August 1, 2013 – Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2013.

Net sales for the quarter were $178.1 million compared to net sales of $167.0 million for the second quarter of 2012, an increase of 7%. Net income for the quarter was $11.8 million, or $0.97 per diluted share, compared to net income of $9.3 million, or $0.77 per diluted share, for the same period of 2012, an increase of 26%.

For the first six months of 2013, net sales were $336.5 million, a 4% increase compared to net sales of $322.9 million during the same period in 2012. Net income for the first half of 2013 was $18.7 million, or $1.54 per diluted share, versus $16.1 million, or $1.34 per diluted share, for the first half of 2012, an increase of 16%.

Net sales and net income for both the second quarter and first six months of 2013 were records for Alamo Group.

The Company's North American Industrial Division net sales in the second quarter of 2013 were $77.6 million, an increase of 11% compared to the $70.1 million achieved in the second quarter of the prior year. For the six month period, net sales were $147.0 in 2013 versus $134.9 million in 2012, an increase of 9%. Nearly all units within the division contributed to second quarter growth as demand for the Company's infrastructure maintenance products, primarily from governmental end users showed steady improvement.

Alamo's North American Agricultural Division net sales were $57.3 million in the second quarter of 2013, versus $53.1 million in the comparable period of 2012, an increase of 8%. For the first six months of 2013 net sales in the Division were $106.9 million compared to $101.4 million in 2012, an increase of 5%. Despite lower overall growth rates in the agricultural sector, the Company benefited from increased activity in the second quarter compared to the first quarter of this year which was impacted by late winter conditions.

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ALAMO GROUP ANNOUNCES RECORD 2013 SECOND QUARTER AND SIX MONTH RESULTS

Alamo Group's European Division net sales in the second quarter of 2013 were $43.2 million, a decrease of 1% compared to net sales of $43.8 for the same period in 2012. For the first half of 2013, net sales in the Division were $82.6 million, a decrease of 5% compared to net sales of $86.7 million in the first six months of 2012. These results reflect continued weakness and uncertainty in the general European economy.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “We were pleased with our record second quarter results which exceeded our expectations, particularly in light of the weakness in Europe. We are particularly gratified with the improvement in our gross margins which reflects our ongoing focus on operational efficiencies and cost control. This steadfast approach helped us to turn a 7% increase in sales into a 26% increase in income.”

“Our Industrial Division once again led the way with solid growth reflecting continued need for our infrastructure maintenance equipment even in light of the budget constraints affecting many of our customers. This was also achieved despite a slightly unfavorable product mix as sales of higher margin spare and wear parts were below prior year levels.”

“Our Agricultural Division products performed well even though overall industry growth rates continue to be moderating. However, we feel activity was strong in the second quarter as farmers were planting crops that were delayed due to late winter weather. Spare part sales in this Division, also lagged expectations.”

“While our European operation's sales were marginally lower in the second quarter, this was encouraging as we anticipated even weaker conditions since there is little evidence of any improvement in the overall economy there, a situation which we feel will persist throughout 2013.”

Mr. Robinson concluded, “We continue to feel positive about the outlook for Alamo Group. We believe market demand for our type of equipment will provide a stable foundation for our Company and that determined focus on asset utilization and operational improvement will continue to enhance our results for the remainder of 2013.”

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ALAMO GROUP ANNOUNCES RECORD 2013 SECOND QUARTER AND SIX MONTH RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after-market parts and services. The Company, founded in 1969, had approximately 2,530 employees and operates eighteen plants in North America and Europe as of June 30, 2013. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.
(Tables Follow)

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
North American
Industrial	$77,639	$70,137	$146,973	$134,869
Agricultural	57,255	53,081	106,891	101,352
European	43,170	43,791	82,629	86,699
Total Sales	178,064	167,009	336,493	322,920

Cost of sales	133,973	127,848	257,490	248,521
Gross margin	44,091	39,161	79,003	74,399
	24.8%	23.4%	23.5%	23.0%

Operating Expenses	26,530	24,836	51,703	49,081
Income from Operations	17,561	14,325	27,300	25,318
	9.9%	8.6%	8.1%	7.8%

Interest Expense	(336)	(525)	(578)	(968)
Interest Income	41	58	85	113
Other Income (Expense)	343	152	632	(422)

Income before income taxes	17,609	14,010	27,439	24,041
Provision for income taxes	5,822	4,666	8,702	7,912

Net Income	$11,787	$9,344	$18,737	$16,129

Net income per common share:

Basic	$0.98	$0.79	$1.56	$1.36

Diluted	$0.97	$0.77	$1.54	$1.34

Average common shares:
Basic	12,044	11,884	12,025	11,879

Diluted	12,200	12,058	12,179	12,042

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$17,841	$33,520
Accounts receivable, net	178,993	169,974
Inventories	120,978	122,999
Other current assets	9,009	8,548
Total current assets	326,821	335,041

Property, plant and equipment	58,492	59,303

Goodwill	30,923	31,558
Intangible assets	5,500	5,500
Other non-current assets	3,434	5,945

Total assets	$425,170	$437,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$53,602	$49,998
Income taxes payable	2,214	2,257
Accrued liabilities	31,348	29,838
Current maturities of long-term debt and capital lease obligations	519	810
Other current liabilities	239	644
Total current liabilities	87,922	83,547

Long-term debt, net of current maturities	35	41,384
Deferred pension liability	8,959	10,104
Other long-term liabilities	3,765	4,453
Deferred income taxes	2,119	4,863

Total stockholders’ equity	322,370	292,996

Total liabilities and stockholders’ equity	$425,170	$437,347